2016 CORPORATE BONUS PLAN

1.Purpose. The purpose of this 2016 Corporate Bonus Plan (the “Plan”) is to motivate and encourage the employees of Qualys (the “Company”) to achieve its stated goals and to assist the Company in attracting, motivating and retaining employees on a competitive basis.
2.Eligibility
(a)    An officer or employee of the Company is designated as a participant in the Plan (“Participant”) and shall be eligible to participate in the Plan if he or she is a regular full-time or regular part-time employee (working greater than 20 hours a week) and he or she is not already participating in a separate Compensation Plan or MBO plan.
(b)    New Hires. New employees hired in the first or second month of a quarter will be eligible to participate in the Plan for that quarter, such participation will be prorated based on the number of days employed in the quarter.

(c)    Termination of Employment. To be eligible for the bonus, the employee must be employed as of the last day of the quarter.
(d)    Absence during Performance Period. If a Participant is absent for a period of more than one-half of the scheduled workdays during a quarter, for any reason, the Participant’s bonus payment will be prorated based on the number of days the Participant actually worked compared to the total number of scheduled work days during that quarter.
3.Bonus Criteria
(a)    Bonus Period. The Bonus Plan is effective from January 1, 2016 through December 31, 2016. Each calendar quarter is a separate bonus period.
(b)     Bonus Level. A Participant’s level of participation in the Plan is set based on their grade level as determined by the Human Resources Department and is applied to the Participant’s base salary as of the last day of that quarter to determine the bonus amount.

(c)    Objective Criteria: For the first quarter, the Plan payments are based on the single goal of ASV Growth (as defined below). For the second, third and fourth quarter, the Plan payments will be based on ASV Growth, Revenue Growth (as defined below) and Non-GAAP EPS (as defined below).

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(1)     ASV Growth. The stated goal is the growth in company-wide bookings as represented by Annual Subscription Value (“ASV”) for the current quarter over the same quarter of the prior year. ASV is the sum of one year’s worth of subscribed revenues to Qualys for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. ASV is determined by policies and practices administered by the Controller and the final quarterly ASV amount is approved by the CFO.

(2) Revenue Growth. The stated goal is the growth in company-wide revenue (as determined in accordance with GAAP and set forth in the Company’s quarterly and annual financial statements) for the current quarter over the same quarter of the prior year.

(3) Non-GAAP EPS. The stated goal is Non-GAAP earnings per diluted share. Non-GAAP EPS is GAAP net income less stock-based compensation expense and non-recurring charges under this Plan divided by weighted average shares (diluted) for the applicable quarter.

(d)    Payout Calculation. A Participant’s bonus amount will be equal to the aggregate for each of the applicable objective goals as follows: the payment percentage described below multiplied by weighting percentage for the applicable goal. For the first quarter, ASV Growth was the sole goal and had a 100% weighting. For the second, third and fourth quarter, ASV Growth, Revenue Growth and Non-GAAP EPS shall be the 3 goals and shall be equally weighted.

(1)ASV Growth. Bonus payments for ASV growth calculations are set forth in Section 1 of the Appendix.

(2)Revenue Growth. The payout percentage scales based upon achievement of Revenue Growth as described in Section 2 of the Appendix.

(3)Non-GAAP EPS. The payout percentage scales based upon achievement of Non-GAAP EPS as described in Section 3 of the Appendix.

(e)    Bonus Payments. Bonus payments to Participants under this Plan will be made with the first payroll of the second month following the end of the quarter. Bonus payments are “gross” amounts, meaning that they constitute the full amount and that there will be no other increases (for example, to cover income taxes). The company will deduct from any payment under the Plan the amount of all applicable income and employment taxes, and any other amounts required by law to be withheld or deducted from such payment. None of the payments will be “benefits bearing” (i.e., the bonus amounts will not be used for purposes of determining any other company-provided benefits or compensation).

4.    Administration. This Plan shall be administered by the Company’s CFO (except with respect to Participants who are the Company’s executive officers, in which case the Compensation Committee of the Board of Directors will serve as the administrator), who may make and apply such rules deemed desirable or necessary to administer the Plan in the best interests of the Company. All questions of interpretation or application of the Plan may be addressed in writing to the CFO (or as applicable, the Compensation Committee), who shall review each inquiry in good faith, and each such determination shall be final and binding.

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APPENDIX

1.ASV Growth. ASV Growth will be rounded to the nearest 1/10 of a percentage (e.g., achievement, Target ASV Growth, and % of Target ASV Growth at or above 0.05% will be rounded up to 0.1%, and below 0.05% will be rounded down to 0.0%). Target ASV Growth is defined as [***]. The payout percentage scales based upon the achievement of ASV Growth in relation to the Target ASV Growth as follows with no sliding scale of achievement between tiers:

ASV Growth	Payment Percentage
Less than 80% of Target ASV Growth	0%
80% of Target ASV Growth	25%
85% of Target ASV Growth	50%
90% of Target ASV Growth	75%
95% of Target ASV Growth	95%
Target ASV Growth	100%
105% of Target ASV Growth	105%
110% of Target ASV Growth	110%
115% of Target ASV Growth	115%
120% of Target ASV Growth	120%

2.Revenue Growth. Revenue Growth will be rounded to the nearest 1/10 of a percentage (e.g., achievement and [***] at or above 0.05% will be rounded up to 0.1%, and below 0.05% will be rounded down to 0.0%). The payout percentage scales based upon achievement of Revenue Growth in relation to the implied growth based on [***] as follows with no sliding scale of achievement between tiers:

Revenue Growth	Payment Percentage
[***]	0%
[***]	25%
[***]	50%
[***]	100%

3.Non-GAAP EPS. Non-GAAP EPS achievement and [***] will be rounded to the nearest whole cent (e.g., achievement at or above $0.005 will be rounded up, and achievement below $0.005 will be rounded down). The payout percentage scales based upon the achievement of Non-GAAP EPS in relation to the [***] as follows with no sliding scale of achievement between tiers:

Non-GAAP EPS	Payment Percentage
[***]	0%
[***]	25%
[***]	50%
[***]	100%

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

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